NEWS RELEASE

For further information, contact:	Matt Quantz, Manager - Corporate Communications
(337) 232-7028, www.petroquest.com
PETROQUEST ENERGY PROVIDES UPDATE ON
FOURTH QUARTER 2015 PRODUCTION, OPERATIONS, BORROWING BASE
RE-DETERMINATION AND 6.875% SERIES B PREFERRED STOCK

LAFAYETTE, LA - January 26, 2016 - PetroQuest Energy, Inc. (NYSE: PQ) announced today that the Company’s fourth quarter 2015 production averaged approximately 72.5 MMcfe per day (75% gas, 15% NGL and 10% oil), as compared to the previously announced guidance of 67-73 MMcfe per day. At December 31, 2015, the Company had $148 million in cash and no borrowings outstanding under its credit facility. The Company is planning to provide its 2016 production and capital expenditure guidance as well as its 2015 estimated proved reserves during the third week of February.

Operations Update
In East Texas, the Company recently completed its PQ #19 (NRI - 65%) horizontal Cotton Valley well. The well has achieved a maximum 24-hour gross rate of 7,853 Mcf of gas, 581 barrels of natural gas liquids and 43 barrels of oil. In addition, the Company completed its PQ #20 (NRI - 69%) approximately one week ago and the well is in the initial stage of flowback. The PQ #20 well was drilled in a Company record 19 days and cost approximately $3.9 million to drill and complete.

The Company has suspended its 2016 Cotton Valley drilling program with the completion of its PQ #20 well. However, the Company will continue to monitor commodity prices and will reassess its 2016 Cotton Valley drilling program during the second half of the year.

In the Gulf Coast, the Company's Thunder Bayou well is currently flowing at approximately 28 MMcfe/d (NRI-37%) and its production profile continues to perform in-line with the Company's original expectations. In addition, the Company expects to recomplete into the upper section of the Cris R-2 formation (154 net feet of pay) during the first half of 2016. The Company expects this recompletion to significantly increase the well's current production rate and is forecasted to cost approximately $800,000 (WI-50%).

Borrowing Base Update
The Company’s bank group has completed an interim re-determination of the borrowing base under the Company’s credit facility. As a result, the Company’s $55 million borrowing base has been revised to $42 million, subject to the aggregate commitments of the bank group, which was also revised to $42 million, and the Company’s compliance with the financial covenants under the credit facility. The next re-determination of the borrowing base is scheduled to occur on or around March 31, 2016. The Company is currently in compliance with the financial covenants under the credit facility.

6.875% Series B Preferred Stock Update
The Company has 1,495,000 shares of its 6.875% Series B Cumulative Convertible Perpetual Preferred Stock (“Series B Preferred Stock”) outstanding. As required by the terms of the recent amendment to the Company’s credit facility and consistent with the Company’s continued focus on preserving liquidity, the Company will suspend the quarterly cash dividend on its Series B Preferred Stock beginning with the dividend payment due on April 15, 2016. Suspension of the dividends on the Series B Preferred Stock will save approximately $5.1 million annually.

The Company plans to periodically re-evaluate the dividend payment policy, subject to the terms of the Company’s credit facility. Under the terms of the Series B Preferred Stock, any unpaid dividends will accumulate. If the Company fails to pay six quarterly dividends on the Series B Preferred Stock, whether or not consecutive, holders of the Series B Preferred Stock, voting as a single class, will have the right to elect two additional directors to the Company’s Board of Directors until all accumulated and unpaid dividends on the Series B Preferred Stock are paid in full.

The suspension of the Series B Preferred Stock quarterly cash dividends does not affect the Company’s business operations and does not cause an event of default under any of its debt agreements.

Management’s Comment
“We recently launched an exchange offer and consent solicitation with respect to our 10% Senior Notes due in September 2017 and will provide an update on participation later this week after the early tender date,” said Charles T. Goodson, Chairman, Chief Executive Officer and President. “This exchange is expected to extend the maturity on the majority of our debt to 2021 as well as significantly reduce our annual fixed charges.”

About the Company
PetroQuest Energy, Inc. is an independent energy company engaged in the exploration, development, acquisition and production of oil and natural gas reserves in Texas, Oklahoma, Louisiana and the shallow waters of the Gulf of Mexico. PetroQuest’s common stock trades on the New York Stock Exchange under the ticker PQ.

Forward-Looking Statements
This news release contains "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.   All statements other than statements of historical fact included in this news release are forward-looking statements. Although PetroQuest believes that the expectations reflected in these forward-looking statements are reasonable, these statements are based upon assumptions and anticipated results that are subject to numerous uncertainties and risks. Actual results may vary significantly from those anticipated due to many factors, including the timing of the settlement and the size of our previously announced exchange offer and consent solicitation with respect to our senior notes due 2017, our ability to pay dividends on our Series B Preferred Stock, our ability to satisfy the continued listing standards of the New York Stock Exchange with respect to our common stock or to cure any continued listing standard deficiency with respect thereto, the volatility of oil and natural gas prices and significantly depressed oil prices since the end of 2014, our ability to hedge future production to reduce our exposure to price volatility in the current commodity pricing market, our ability to reduce leverage or refinance our senior notes due 2017, our estimate of the sufficiency of our existing capital sources, including availability under our senior secured bank credit facility and the result of any borrowing base redetermination, our ability to raise additional capital to fund cash requirements for future operations, the effects of a financial downturn or negative credit market conditions on our liquidity, business and financial condition, the declines in the values of our properties that have resulted in and may in the future result in additional ceiling test write-downs, our ability to replace reserves and sustain production, our ability to find oil and natural gas reserves that are economically recoverable, the uncertainties involved in prospect development and property acquisitions or dispositions and in projecting future rates of production or future reserves, our ability to realize the anticipated benefits from our joint ventures or divestitures, the timing of development expenditures and drilling of wells, hurricanes, tropical storms and other natural disasters, changes in laws and regulations as they relate to our operations, including our fracking operations or our operations in the Gulf of Mexico, and the operating hazards attendant to the oil and gas business. In particular, careful consideration should be given to cautionary statements made in the various reports PetroQuest has filed with the SEC. PetroQuest undertakes no duty to update or revise these forward-looking statements.

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